As filed with the Securities and Exchange Commission on April 1, 2020
Registration Statement File No. 333-216999
Registration Statement File No. 333-212339
Registration Statement File No. 333-182524
Registration Statement File No. 333-162305
Registration Statement File No. 333-160509
Registration Statement File No. 333-100558
Registration Statement File No. 333-34938
Registration Statement File No. 333-88143
Registration Statement File No. 333-88145
UNITED STATES  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-216999)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-212339)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-182524)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-162305)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-160509)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-100558)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-34938)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-88143)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-88145)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OMNOVA Solutions Inc.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1897652
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
25435 Harvard Road
Beachwood, Ohio 44122
(Address, including zip code, of principal executive offices)
_____________

OMNOVA Solutions Inc. 2017 Equity Incentive Plan
OMNOVA Solutions Inc. Employee Share Purchase Plan
OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan
OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan

OMNOVA Solutions Retirement Savings Plan
OMNOVA Solutions Inc. Amended and Restated 1999 Equity and Performance Incentive Plan
OMNOVA Solutions Inc. Retirement Savings Plan (formerly known as the Gencorp/OMNOVA Solutions Joint Retirement Savings Plan)
OMNOVA Solutions Inc. Option Adjustment Plan
OMNOVA Solutions Inc. 1999 Equity and Performance Incentive Plan
(Full title of the plan)
_____________

Frank P. Esposito
OMNOVA Solutions Inc.
25435 Harvard Road
Beachwood, Ohio 44122
(216) 682-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:
Richard Atkinson Chief Counsel Synthomer plc 45 Pall Mall London, SW1Y 5JG United Kingdom +44 1279 775-210	Mark I. Greene, Esq. G.J. Ligelis Jr., Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES
OMNOVA Solutions Inc., an Ohio corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.10 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:
a.Registration Statement File No. 333-216999, filed with the SEC on March 29, 2017, registering 1,800,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. 2017 Equity Incentive Plan;
b.Registration Statement File No. 333-212339, filed with the SEC on June 30, 2016, registering 500,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. Employee Share Purchase Plan;
c.Registration Statement File No. 333-182524, filed with the SEC on July 3, 2012, as amended by Post-Effective Amendment No. 1, filed with the SEC on March 29, 2017, registering 3,000,000 shares of Common Stock that were previously available for issuance under the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan and which, as of March 22, 2017, became available for issuance under the OMNOVA Solutions Inc. 2017 Equity Incentive Plan;
d.Registration Statement File No. 333-162305, filed with the SEC on October 2, 2009, registering 2,500,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan;
e.Registration Statement File No. 333-160509, filed with the SEC on July 10, 2009, registering 1,000,000 shares of Common Stock issuable under the OMNOVA Solutions Retirement Savings Plan;
f.Registration Statement File No. 333-100558, filed with the SEC on October 15, 2002, registering 1,700,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. Amended and Restated 1999 Equity and Performance Incentive Plan;
g.Registration Statement File No. 333-34938, filed with the SEC on April 17, 2000, as amended by Post-Effective Amendment No. 1, filed with the SEC on December 6, 2000, registering 3,000,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. Retirement Savings Plan (formerly known as the Gencorp/OMNOVA Solutions Joint Retirement Savings Plan);
h.Registration Statement File No. 333-88143, filed with the SEC on September 30, 1999, as amended by Amendment No. 1, filed with the SEC on November 8, 1999, registering 2,900,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. Option Adjustment Plan; and
i.Registration Statement File No. 333-88145, filed with the SEC on September 30, 1999, registering 2,400,000 shares of Common Stock issuable under the OMNOVA Solutions Inc. 1999 Equity and Performance Incentive Plan.
On April 1, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of July 3, 2019, by and among Synthomer plc (“Synthomer”), Spirit USA Holdings Inc. (“Merger Sub”), Synthomer USA LLC and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Synthomer (the “Merger”). These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on April 1, 2020.

OMNOVA SOLUTIONS INC.

By:	/s/ Stephen Guy Bennett
Stephen Guy Bennett
Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.